                                                                  EXHIBIT 8(C)

             AMENDMENT TO ADMINISTRATION AND SERVICING AGREEMENT

   INTEGRITY LIFE INSURANCE COMPANY, an Arizona corporation having its principal place of business at 1350 Avenue of the Americas New York, NY 10019, ("Integrity") and THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES, a New York corporation, having its principal place of business at 787 Seventh Avenue, New York, N.Y. 10019 ("Equitable"), hereby amend the Administration and Servicing Agreement between them, dated as of May 1, 1987 (the "Agreement"), as follows:

1) Sections 2, 3 and 12 of the Agreement are deleted in their entirety and replaced with the following:

     2. Integrity warrants and represents that its services for the Separate Account shall be at least equal to those currently provided to other Integrity clients and that it has the ability to enable compliance by the Contracts with all Federal, State and local statutes, rules, regulations, orders and decrees. Integrity further warrants and represents that it is familiar with the data processing need associated with Internal Revenue Service and New York Insurance Department requirements and Securities and Exchange Commissions ("SEC") regulated financial transactions and recordkeeping requirements. Integrity also represents that it is competent in the recordkeeping industry and in the area of financial transactions. Integrity agrees to share its knowledge and use its best efforts to enable the Separate Account to perform legal and business functions. Integrity, as administrator and recordkeeper, shall comply with all applicable requirements of Federal securities laws, the Internal Revenue Code, the Insurance Law of the State of New York and regulations thereunder applicable to the Contracts and the Separate Account. Integrity warrants and represents that it is familiar with relevant legal requirements and shall use its best efforts to continue to keep abreast of relevant information regarding applicable legal requirements.

     3. Integrity shall meet or exceed such performance standards as shall be necessary to make it possible for the Separate Account to comply with Federal securities laws applicable to the Contracts and, in addition, the performance standards specified in Schedule B attached hereto. The standard of performance shall be at least equal to that currently provided by Integrity for similar types of services.

     12. This Agreement will remain in effect until the close of business on December 31, 1990. It shall be automatically renewable for successive one year periods thereafter. This Agreement may be terminated without penalty at any time thereafter (i) by Equitable upon 180 days written notice to Integrity or (ii) by Integrity as of the end of 1990 or any succeeding calendar year upon 180 days written notice to Equitable. In the event this Agreement is terminated for any reason, Integrity shall cooperate with Equitable to permit an orderly transfer of recordkeeping and administrative functions and shall provide all necessary staff, services, and assistance required for an orderly transfer; provided, however, that any costs and expenses associated with the conversion of the Software (as defined below) to permit its use by any party other than Integrity (including Equitable) shall be paid by Equitable alone.

2) The following new provision is added as Paragraph 13, and existing Paragraphs 13 and 14 are renumbered as Paragraphs 14 and 15, respectively:

     13. Integrity hereby agrees that it will not use the software, related documentation and other materials licensed by Equitable from National FSI, Inc. pursuant to a license agreement dated August 2, 1983, and currently used by Integrity to perform its duties under this Agreement (the "Software") for any other purpose whatsoever. Integrity hereby further agrees that it will not permit any person or entity under its control (including any employee or consultant engaged by Integrity) to use the Software for any purpose other than as contemplated under this Section 13.

3) Except as amended hereby, the Agreement shall remain in full force and effect in accordance with its terms.

4) This Amendment shall become effective as of the Closing Date, as such term is defined in the Stock Purchase Agreement, dated as of June 16, 1988, between Equitable and N.M. U.S. Limited.

   IN WITNESS WHEREOF, the undersigned have executed this Amendment to the Agreement.

                                      INTEGRITY LIFE ASSURANCE COMPANY


                                      By: /s/ Arthur Goodlich
                                          ------------------------------------
                                      Title: Vice President
                                             ---------------------------------
                                      Date: 9/30/88
                                            ----------------------------------
                                      THE EQUITABLE LIFE ASSURANCE SOCIETY
                                      OF THE UNITED STATES

                                      By: /s/ Edward J. Justague
                                          ------------------------------------
                                      Title: Vice President
                                             ---------------------------------
                                      Date: 9/29/88
                                            ----------------------------------